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                                                                    EXHIBIT 99.2

Santa Clara, Ca., May 13, 1999 - 8x8, Inc. (Nasdaq: EGHT), a leading supplier of multimedia communication technology and systems, today announced that it has entered into a definitive agreement to acquire Odisei S.A., a private company based in Sophia Antipolis, France, that develops Internet protocol (IP) telephony software.

Under the terms of the agreement, 8x8 intends to issue up to 2.9 million common shares in exchange for all of the outstanding shares of Odisei capital stock, subject to adjustment based on the trading range of 8x8's stock prior to the closing of the acquisition. The closing is expected to occur within 30 days, upon satisfaction of regulatory requirements and other customary closing conditions. The acquisition will be accounted for as a purchase transaction and will result in a first in a first quarter charge for purchased in-process R&D expense.

Odisei's IntraSwitch(TM) IP-PBX is a highly scalable, Java-based solution for managing voice over IP (VoIP) Networks. IntraSwitch runs on a carrier-grade server located at a telephony service provider's site and provides complete voice and data services over T1/E1, xDSL or cable links. 8x8's Symphony(TM) VoIP Module, installed at the customer site, allows customers to use inexpensive analog telephones while benefiting from IntraSwitch's advanced IP-PBX features, such as call forwarding, remote pickup, call routing and voice mail. For service providers, IntraSwitch offers a low-cost, low-maintenance platform for delivering complete telephony services.

The combination of 8x8's voice over IP gateways and terminals with Odisei's IntraSwitch software will allow 8x8 to deliver IP telephony solutions to Internet service providers (ISPs), competitive local exchange carriers (CLECs), and incumbent local exchange carriers (ILECs). 8x8 and Odisei originally partnered in April to jointly develop these solutions.

"In Odisei, 8x8 has acquired a key technology that strengthens our position as a provider of voice over IP solutions, as well as a development and marketing team highly experienced in networking, telephony and Java software development," stated Dr. Paul Voois, chairman and chief executive officer of 8x8. "The acquisition of Odisei furthers our vision of extending IP telephony to the edge of the network. While IP telephony equipment suppliers have thus far concentrated on bypassing the existing switched network for long-distance calls, 8x8 has focused on bringing IP telephony right to the user with cost-effective terminals and gateways. Odisei's IntraSwitch server provides an important component in the complete IP connection from the user to the long-distance network and enables a rich set of telephony features in a very cost-effective architecture. Our combined solution addresses many of the limitations associated with switched-based technology and gives ISPs and CLECs a powerful weapon with which to compete against incumbent telcos in selling telephony services."

Upon closing, Odisei will be a subsidiary of 8x8 and will maintain its software development operations in France, with all of Odisei's sales, marketing and finance operations moving to 8x8's headquarters in Santa Clara. Odisei founder and CEO, Frederic Artru, will report to Keith Barraclough, 8x8's president, as general manager of the subsidiary. Prior to founding Odisei, Artru was Apple's engineering representative to Versit, an alliance between Apple, IBM, Siemens-ROLM and Lucent Technologies. Versit was formed to develop computer telephony integration technology and strategies. Artru has a masters degree in network protocols and information systems from Ecole Nationale Superieure des Telecommunications in Paris, France.

"A carrier-grade IP-PBX solution needs to be closely coupled with telephony

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hardware to build an efficient, reliable and feature-rich VolP system," said
Artru. "By extending our successful partnership with 8x8 and leveraging carrier-grade servers such as the Sun Netra(TM) t product line, we can accelerate the transition from traditional to IP telephony while enhancing the features that service providers can deliver to their customers."

About the 8x8/Odisei VolP Solution

In a typical configuration, a CLEC would locate Odisei's IntraSwitch software on a carrier-grade Sun Netra t server in their central office. The server would be connected to the PSTN using a gateway attached to the CLEC's IP backbone. A customer's internal network would be connected to the IntraSwitch server using T1 or xDSL lines. On the customer premise, 8x8 Symphony gateways would be connected to the customer's internal network, allowing the customer to use standard touch-tone phones to make calls.

The system provide complete PBX features and functionality with full CTI support, including call control, routing, configuration and administration. The system scales from dozens to thousands of lines simply by adding additional instances of the IntraSwitch software and more Symphony gateways.

About Odisei

Odisei is a developer of carrier-grade, software-based IP-PBX solutions for CLECs and ISPs. The company's development center is in Sophia Antipolis, France. Their corporate office is located in Palo Alto, California. For more information, visit their web site at http://www.odisei.com.

About 8x8

8x8 is a leading manufacturer of digital telecommunications technology, including IP telephony gateways, software and semiconductors. By leveraging its technology expertise in audio and video compression and communication protocols, the company is providing systems and software to network and telecommunications equipment providers, cable television system operations, and local exchange carriers. For more information, visit 8x8's web site at http://www.8x8.com.

This press release contains forward-looking statements. 8x8's actual results may differ materially from the results discussed, implied or forecasted in the forward-looking statements due to factors including but not limited to the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized, and changes in the capital structure of the acquisition caused by fluctuations in 8x8's stock price, the risks associated with managing a foreign subsidiary, including retaining key personnel and coordinating operations; the risks inherent in productizing Odisei's software, including the high standards of reliability and scalability required of carrier-grade telephony software, security concerns for open architecture IP telephony systems, and interoperability with 8x8's hardware platforms; uncertainty of future profitability; the uncertainty of market acceptance of IP telephony; the limits of existing IP telephony technology; rapid technological change; compliance with industry standards; dependence on key personnel; dependence on new product introduction; current and potential competition and the need for additional capital. Further information on these and other factors that could affect the actual results of 8x8 are included in 8x8's Report on Form 10-Q for the quarter ended December 31, 1998, which is on file with the Securities and Exchange Commission. 8x8 assumes no obligation to revise or update any forward-looking statements contained in this press release.

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The 8x8 logo is a registered trademark and Symphony is a trademark of 8x8, Inc.
IntraSwitch is a trademark of Odisei S.A. All other trademarks are the property of their respective owners.